                                                                    EXHIBIT 10.1

                                [LOGO] OPEN TV

FOR IMMEDIATE RELEASE

Contacts:          General Media:                Financial/Investors:
                   David Benton                  Gary J. Fuges,CFA
                   Director of Public Relations  Director of Investor Relations
                   650/230-8003                  650/429-5531
                   dbenton@opentv.com            gfuges@opentv.com

                  OPENTV COMPLETES ACQUISITION OF STATIC

MOUNTAIN VIEW, CALIF., AND LONDON, ENGLAND, JULY 2, 2001 - OpenTV, Corp. (NASDAQ and AEX: OPTV), the world's leading interactive television (iTV) and media solutions company, today announced that it has completed its previously announced acquisition of Static 2358 Holdings Limited ("Static"),a privately-held leading iTV media and entertainment company.

Static's shareholders and optionholders are receiving an aggregate of 2,719,048 OpenTV Corp. Class A Ordinary Shares and approximately US$13.105 million in cash in connection with completion of the acquisition. The cash component includes approximately US$1.104 million in termination payments being made to certain senior Static personnel who are being terminated in connection with the transaction and excludes certain taxes being withheld in respect of payments made to Static optionholders in exchange for the surrender of their Static options.

In addition, pursuant to certain earn-out provisions contained in the Static acquisition agreements, the principal shareholders of Static may receive additional consideration of up to 626,872 OpenTV Corp. Class A Ordinary Shares and approximately US$3.675 million in the aggregate in the event Static meets certain performance criteria during the quarterly periods ending September 30, 2001 and December 31, 2001.

OpenTV Completes Acquisition of Static
Page 2 of 2

About OpenTV

OpenTV is the world's leading interactive television and media solutions company. OpenTV builds a complete software and infrastructure platform that enables digital interactive television and brings on-demand content to other digital communications devices. OpenTV solutions are crafted to meet the needs of all digital communications networks and include operating middleware, content applications, content creation tools, professional services expertise, and strategic consulting.

OpenTV software has been shipped with or installed in 16 million digital set-top boxes worldwide and has been selected by 43 digital cable, satellite and terrestrial communications networks in over 50 countries, including BSkyB in the United Kingdom; TPS and Noos in France; PrimaCom in Germany; Via Digital in Spain; Stream in Italy; DIRECTV(TM) Latin America LLC; and EchoStar's DISH Network and USA Media in the U.S. In addition, 32 digital set-top box manufacturers have licensed OpenTV's software, and more that 1,100 developers have joined the Company's OpenAdvantage developer program.

Worldwide headquarters for OpenTV is located in Mountain View Calif. Information on OpenTV is available at www.opentv.com

                                     # # #

(C) 2001 OpenTV, Inc. All rights reserved. OpenTV, OpenAuthor, OpenTV Runtime OpenStreamer, and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.
______________